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                                                                     EXHIBIT 3.8
                                                                     -----------



                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             KROY INDUSTRIES, INC.,
                             a Delaware Corporation

                          Incorporated August 31, 1994

                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware

         The undersigned, Kenneth T. Nordlund and Robert V. Jahrling are President and Secretary, respectively, of Kroy Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"). The Corporation's Certificate of incorporation was initially filed in the Office of the Secretary of State of the State of Delaware on August 31, 1994. A Certificate of Amendment of the Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on October 17, 1994. The undersigned, as President and Secretary of the Corporation, do hereby certify that (a) the Board of Directors duly adopted a resolution pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware proposing that this Restated Certificate of Incorporation (the "Restated Certificate") be approved and declaring the adoption of such Restated Certificate to be advisable; and (b) the stockholders of the Corporation duly approved this Restated Certificate by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to this Restated Certificate.

         FIRST:   The name of the Corporation is: Kroy Industries, Inc.

         SECOND: The address of the Corporation's registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

         THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 6,000,000 shares, consisting of (A) 1,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), and
(B) 5,000,000 shares of Common Stock, $.01 par value (the "Common Stock").

         A statement of the designations of the authorized classes of stock, and the powers, preferences and relative participating, optional, or other special rights, and the qualifications, limitations or restrictions thereof, is as follows:

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         A.       VOTING RIGHTS.

                  Except as otherwise provided by the laws of Delaware, the Common Stock and the Preferred Stock shall vote as one class, with the holder of each share of Common Stock being entitled to one vote in respect of such share of Common Stock and the holder of Preferred Stock being entitled to the number of votes equal to the number of whole shares of Common Stock into which all such shares of Preferred Stock could have been converted as of the record date for determining the stockholders having the right to notice of and to vote at such meeting.

         B.       DIVIDEND RIGHTS.

                  During any fiscal year of the Corporation, no dividends (other than dividends or distributions payable solely in shares of Common Stock of the Corporation) shall be paid or declared, and no other distribution shall be made, on or with respect to the Common Stock of the Corporation unless and until there shall have been paid, or declared and set aside for payment, during such fiscal year, dividends with respect to the Preferred Stock in an amount which the holders of Preferred Stock would have received if they had converted their Preferred Stock into Common Stock immediately prior to the record date for such dividend or distribution.

         C.       LIQUIDATION RIGHTS.

         (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then before any distribution or payment shall be made to or set apart for the holders of Common Stock, the holders of Preferred Stock shall be entitled to receive from the assets of the Corporation an amount equal to $3.529412 per share of Preferred Stock (such amount to be adjusted appropriately in the event of any stock dividend, stock split or combination, or similar recapitalization affecting the Preferred Stock) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon or required to be so paid under paragraph B of this Article FOURTH. After such payment shall have been made in full to the holders of Preferred Stock, the holders of Common Stock shall be entitled to receive from the remaining assets of the Corporation an amount equal to the original issue price of such Common Stock (such amount to be adjusted appropriately in the event of any stock dividend, stock split or combination or similar recapitalization affecting the Common Stock, plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, any such declaration of dividends to be subject to paragraph B of this Article IV above. Any assets of the Corporation remaining after all the payments specified above in this paragraph C(1) shall be distributed with respect to the then outstanding shares of Preferred Stock and Common Stock pro rata on a per share basis without regard to class. If upon the occurrence of any such liquidation, dissolution or winding up, the assets and funds to be thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then each issued and outstanding share of Preferred Stock shall entitle the holder thereof to a proportion of the assets and funds to be distributed on a pro rata basis, and the holders of


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the Common Stock shall in no event be entitled to participate in any such distribution in respect of their shares.

         (2) A merger or consolidation of the Corporation into or with any other Corporation, a merger of any other Corporation into the Corporation, or a sale, lease, exchange, transfer or similar disposition (other than a mortgage or pledge) by the Corporation of all or substantially all of its assets shall be deemed, for purposes of this paragraph C, to be a liquidation, dissolution, or winding up of the Corporation unless, in the case of any such merger or consolidation, the holders of Preferred Stock retain their existing shares of Preferred Stock or receive a security of the surviving or resulting corporation which entitles them to substantially equivalent rights and obligations as those of the Preferred Stock. Written notice of any proposed merger, consolidation, sale, lease, exchange, transfer or similar disposition meeting the foregoing description, in reasonable detail, shall be furnished to the holders of Preferred Stock no later than 30 days prior to the anticipated effective date thereof.

         D.       CONVERSION RIGHTS.

         (1) OPTIONAL CONVERSION. Each share of Preferred Stock shall be convertible at any time at the option of the holder thereof at the office of the Corporation or any transfer agent for the Preferred Stock into one fully paid and nonassessable share of Common Stock. Such conversion rate shall be subject to appropriate adjustment in the event the Corporation declares a dividend or other distribution payable in Common Stock, or subdivides its outstanding shares of Common Stock into a larger number or combines its outstanding shares of Common Stock into a smaller number of shares.

         (2)      MECHANICS OF CONVERSION.

                  (a) Before any holder of shares of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor at the office of the Corporation or the transfer agent for the Preferred Stock, and shall give written notice to the Corporation or such transfer agent at said office that he elects to convert the same and shall state in such notice the name or names in which he wishes the certificate or certificates for shares of Common Stock to be registered. The Corporation will, as soon as practicable thereafter, issue and deliver at said office to the person for whose account such surrender of the shares of Preferred Stock was made or to his nominee or nominees certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid together with the cash payment to be made in respect of any fraction of a share as herein provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder surrendering Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the


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persons(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                  (b) The shares of Common Stock issued by the Corporation from time to time upon the conversion of any shares of Preferred Stock shall be deemed fully paid and not liable to any further call or assessment thereon.

                  (c) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, the full number of shares of Common Stock deliverable upon conversion of all of the shares of Preferred Stock from time to time outstanding.

                  (d) No fractional shares or script representing fractional shares shall be issued upon the conversion of any of the shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If any such conversion results in a fraction, an amount equal to such fraction multiplied by the then current market price (as determined in good faith by the board of directors of the Corporation) of one share of Common Stock shall be paid to such holder in cash by the Corporation.

         FIFTH:   The Corporation is to have perpetual existence.

         SIXTH:   The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Directors shall have the power to adopt, amend, or repeal the By-Laws of the Corporation. Election of Directors need not be by written ballot unless the By-Laws of the Corporation so provide.

         SEVENTH: The Corporation shall indemnify and hold harmless any director, officer, employee or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Corporation, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the fullest extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

         EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to


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authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended from time to time.

         EXECUTED at York, Nebraska, as of the 26th day of April, 1995.



                                    /s/ Kenneth T. Nordlund
                                    -------------------------------------------
                                    Kenneth T. Nordlund
                                    President


ATTEST:


  /s/ Robert V. Jahrling
-------------------------------
Robert V. Jahrling
Secretary


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